Exhibit 4.5

PRICING SUPPLEMENT

13th December, 2001

Ahold Finance U.S.A., Inc.

Issue of £500,000,000 6.5 per cent. Guaranteed Notes due 2017 under the €5,000,000,000

Euro Medium Term Note Programme

unconditionally and irrevocably guaranteed by Koninklijke Ahold N.V.

This document constitutes the Pricing Supplement relating to the issue of Notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated 26th April, 2001 (the “Prospectus”). This Pricing Supplement together with Appendix A hereto is supplemental to and must be read in conjunction with the Prospectus.

1.	(a)	Issuer:	Ahold Finance U.S.A., Inc.

	(b)	Guarantor:	Koninklijke Ahold N.V.

2.	(i)	Series Number:	Not Applicable

	(ii)	Tranche Number:	1

3.	Specified Currency or Currencies:		Sterling (£)

4.	Aggregate Nominal Amount:

	–	Tranche:	£500,000,000

	–	Series:	£500,000,000

5.	(i)	Issue Price of Tranche:	99.936 per cent. of the Aggregate Nominal Amount

	(ii)	Net proceeds:	£496,930,000

6.	(i)	Specified Denominations:	£1,000, £10,000, £100,000

	(ii)	Form of Definitive Notes:	Standard Euromarket

7.	(i)	Issue Date:	14th December, 2001

	(ii)	Interest Commencement Date:	14th December, 2001

8.	Maturity Date:		14th March, 2017

9.	Interest Basis:		6.5 per cent. Fixed Rate

(further particulars specified below)

10.	Redemption/Payment Basis:		Redemption at par

11.	Change of Interest Basis or Redemption/Payment Basis:	Not applicable

12.	Put/Call Options:	None

13.	Status of the Notes and the Guarantee:	Senior

14.	Listing:	Luxembourg Stock Exchange

15.	Method of distribution:	Syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

16.	Fixed Rate Note Provisions	Applicable

	(i) Rate(s) of Interest:	6.5 per cent. per annum payable annually in arrear save that the first Fixed Interest Period will be from (and including) the Issue Date to (but excluding) 14th March, 2002

	(ii) Interest Payment Date(s):	14th March in each year up to and including the Maturity Date

	(iii) Fixed Coupon Amount(s):	£65 per £1,000 in nominal amount save for the first Fixed Interest Period

	(iv) Broken Amount(s):	£16.03 per £1,000 in nominal and for the first Fixed Interest Period

	(v) Day Count Fraction:	Actual/Actual (ISMA)

	(vi) Determination Date(s):	14th March in each year

	(vii) Other terms relating to the method of calculating interest for Fixed Rate Notes:	None

17.	Floating Rate Note Provisions	Not applicable

18.	Zero Coupon Note Provisions	Not applicable

19.	Index Linked Interest Note Provisions	Not applicable

20.	Dual Currency Note Provisions	Not applicable

PROVISIONS RELATING TO REDEMPTION

21.	Issuer Call:	Not applicable

22.	Investor Put:	Not applicable

23.	Final Redemption Amount of each Note:	Par

24.	Early Redemption Amount(s) of each Note payable on redemption for taxation reasons or on event of default and/or the method of calculating the same (if required or if different from that set out in Condition 7(e)):	As set out in Condition 7(e)

GENERAL PROVISIONS APPLICABLE TO THE NOTES

25.	Form of Notes:	Temporary Global Note exchangeable for a Permanent Global Note which is exchangeable for Definitive Notes only upon the occurrence of an Exchange Event

26.	Additional Financial Centre(s) or other special provisions relating to Payment Dates:	TARGET

27.	Talons for future Coupons or Receipts to be attached to Definitive Notes (and dates on which such Talons mature):	No

28.	Details relating to Partly Paid Notes:	Not applicable

29.	Details relating to Instalment Notes, including the amount of each instalment (each an “Instalment Amount”) and the date on which each payment is to be made (each an “Instalment Date”):	Not applicable

30.	Redenomination:	Redenomination not applicable

31.	Whether Condition 8(a) of the Notes applies (in which case Condition 7(b) of the Notes will not apply) or whether Condition 8(b) of the Notes applies:	Condition 8(b) applies

32.	Other terms or special conditions:	Not applicable

33.	Governing law:	Netherlands law

DISTRIBUTION

34.	(i)	If syndicated, names of Managers:	J.P. Morgan Securities Ltd. Morgan Stanley & Co. International Limited ABN AMRO Bank N.V. UBS AG, acting through its business group UBS Warburg

	(ii)	If non-syndicated, legal name of relevant Dealer:	Not applicable

	(iii)	Stabilising Manager (if any):	Morgan Stanley & Co. International Limited

35.	Whether TEFRA D or TEFRA C rules applicable or TEFRA rules not applicable:		TEFRA D

36.	Applicable Netherlands securities law option:		The Notes are not and will not be offered in The Netherlands, whether directly or indirectly, other than to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, investment institutions, other institutional investors, central governments, large international and supranational institutions and treasury departments of large enterprises).

37.	Additional selling restrictions:

For this issue the United Kingdom selling restrictions set out in the Subscription and Sale section of the Prospectus shall be deemed to be deleted and replaced with the following:

United Kingdom

Each Manager has represented and agreed that:

(i)      it has not offered or sold and, prior to the expiry of the period of six months from the Issue Date, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity within the meaning of Section 21 of the Financial Services and Markets Act, 2001 (the “FSMA”) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

OPERATIONAL INFORMATION

38.	Relevant clearing and settlement system(s):	Euroclear/ Clearstream, Luxembourg

39.	Delivery:	Delivery against payment

40.	Additional Paying Agent(s) (if any):	None

41.	Effective yield (Euronext Amsterdam listed Notes only):	Not applicable

42.	Notices to be published in an English language daily newspaper of general circulation in London:	Yes

ISIN: Common code: Fondscode:	XS0140280305 014028030 14184

LISTING APPLICATION

This Pricing Supplement comprises the details required to list the issue of Notes described herein pursuant to the listing of the € 5,000,000,000 Euro Medium Term Note Programme of Koninklijke Ahold N.V., Ahold Finance B.V., Ahold Finance Europe B.V. and Ahold Finance U.S.A., Inc.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this Pricing Supplement. To the best of the knowledge and belief of the Issuer and the Guarantor (who have taken all reasonable care to ensure that such is the case) the information contained in this Pricing Supplement, when read together with the Prospectus referred to above, is in accordance with the facts and does not omit anything likely to affect the import of such information.

Date: 13th December, 2001

APPENDIX A

The last paragraph under the heading “Taxation-United States Taxation” in the Prospectus shall be deemed to be deleted and the following paragraph shall be deemed to be inserted in its place:

“Backup withholding and information reporting will not apply to payments of principal, premium, if any, and interest on a Note, Receipt or Coupon or under the Guarantee made outside the United States by Ahold Finance U.S.A., Inc. or its paying agent or the Guarantor, unless the payments are made to a person who owns (directly or by attribution) 10 per cent. or more of the total combined voting power of all classes of stock of Ahold Finance U.S.A., Inc. entitled to vote, such holder is a “controlled foreign corporation” with respect to which Ahold Finance U.S.A., Inc. (or the Guarantor, where applicable) is a “related person” or such holder is a bank which acquired such Note, Receipt or Coupon in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business. Information reporting requirements and backup withholding tax will not apply to any payment on a Note, Receipt or Coupon or under the Guarantee made outside the United States by a foreign office of a foreign custodian, foreign nominee or other foreign agent of the beneficial owner of such Note, Receipt or Coupon, or if a foreign office of a foreign ‘broker’ (as defined in applicable United States Treasury regulations) pays the proceeds of the sale of a Note, Receipt or Coupon; provided that such custodian, nominee, agent or broker (i) derives less than 50 per cent. of its gross income for certain time periods from the conduct of a trade or business in the United States, (ii) is not a foreign partnership (x) one or more of the partners of which, at any time during its tax year, are United States persons who, in the aggregate hold more than 50 per cent. of the income or capital interests in the partnership or (y) which, at any time during its tax year, is engaged in the conduct of a trade or business in the United States), and (iii) is not a ‘controlled foreign corporation’ for United States federal income tax purposes. Payments on a Note, Receipt or Coupon or under the Guarantee outside the United States to the beneficial owner thereof by a foreign office of any other custodian, nominee or agent or the payment by a foreign office of other brokers of the proceeds of the sale of a Note, Receipt or Coupon will not be subject to backup withholding tax (unless the payor has actual knowledge that the payee is a United States person) but will be subject to information reporting unless such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person for purposes of such backup withholding tax and information reporting requirements and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payments on a Note, Receipt or Coupon or under the Guarantee by the United States office of a custodian, nominee or other agent of the beneficial owner of such Note, Receipt or Coupon, or the payment of the proceeds of a sale of a Note, Receipt or Coupon by the United States office of a broker, will be subject to information reporting and backup withholding tax unless the beneficial owner certifies its non-United States person status under penalty of perjury or otherwise establishes an exemption. Under recently enacted legislation, the backup withholding tax rate of 30.5 per cent. will be reduced to 30 per cent. for years 2002 and 2003, 29 per cent. for years 2004 and 2005, and 28 per cent. for the years 2006 to 2010.”